Exhibit 5.1
[Andrews Kurth LLP Letterhead]
April 13, 2007
Enterprise Products Partners L.P.
1100 Louisiana, 10th Floor
Houston, Texas 77002
Ladies and Gentlemen:
     We have acted as counsel to Enterprise Products Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with the offer and sale by Shell US Gas & Power LLC, as selling unitholder (the “Selling Unitholder”), of 13,500,000 of the Partnership’s common units (the “Common Units”) pursuant to the Partnership’s registration statement on Form S-3 (No. 333-123150) filed on March 4, 2005 by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and declared effective by the Commission on March 23, 2005 (the “Registration Statement”). A prospectus supplement dated April 13, 2007, which together with the prospectus filed with the Registration Statement shall constitute the “Prospectus,” has been filed pursuant to Rule 424(b) promulgated under the Securities Act. Capitalized terms not defined herein shall have the meanings ascribed to them in the Underwriting Agreement dated April 13, 2007 relating to the offer and sale of the Common Units (the “Underwriting Agreement”).
     As the basis for the opinion hereinafter expressed, we have examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), regulations, corporate records and documents, including the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership dated as of August 8, 2005 (the “Partnership Agreement”), certificates of corporate and public officials, and other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion. In making our examination, we have assumed that all signatures on documents examined by us are genuine, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies. We have also assumed that all Common Units will be offered and sold in the manner described in the Prospectus and in accordance with the terms of the Underwriting Agreement.
     Based upon the foregoing, and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Common Units have been validly issued, are fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Sections 17-607 or 17-303 of the Delaware Act and as described in the Prospectus).

Enterprise Products Partners L.P.
April 13, 2007

     We express no opinion other than as to the federal laws of the United States of America and the Delaware Act (which is deemed to include the applicable provisions of the Delaware Constitution and reported judicial opinions interpreting those laws).
     We consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K, and we further consent to the use of our name under the caption “Legal Matters” in the Prospectus. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued thereunder.
Very truly yours,
/s/ Andrews Kurth LLP